Exhibit 99.1

801 E. 86th Avenue
Merrillville, IN 46410

FOR IMMEDIATE RELEASE
June 21, 2005

FOR MORE INFORMATION
News Media
NiSource:	Kris Falzone, Vice President, Corporate Communications
(219) 647-5581, klfalzone@nisource.com
Carol Churchill, Director, Corporate Communications
(888) 696-0481, cchurchill@nisource.com
IBM:	Jenny Galitz, IBM Media Relations
(646) 598-4551, galitz@us.ibm.com

NiSource Investors
Dennis Senchak, Vice President, Investor Relations
(219) 647-6085, senchak@nisource.com
Randy Hulen, Director, Investor Relations
(219) 647-5688, rghulen@nisource.com
Rae Kozlowski, Manager, Investor Relations
(219) 647-6089, ekozlowski@nisource.com

NiSource and IBM sign agreement to transform
key business process and technology functions

MERRILLVILLE, IN and ARMONK, NY – NiSource Inc. (NYSE: NI) and IBM (NYSE: IBM) today announced that they have reached a definitive agreement for IBM to provide a broad range of business transformation and outsourcing services to NiSource. IBM will begin service delivery on July 1, 2005.

The 10-year agreement is estimated to be worth $1.6 billion to IBM in service fees and project costs and is expected to deliver upwards of $530 million in operating and capital cost savings across NiSource’s 15 primary operating subsidiaries over the course of the contract, as well as provide technology advances and enhanced service capabilities.

NiSource’s cost to achieve will include $35 million in one-time severance expenses and $35 million in transition costs. In addition, NiSource expects to incur approximately $50 million in governance costs over the 10-year life of the contract. Charges for NiSource’s cost to achieve are expected to be reported largely in 2005 and, to a lesser extent, in 2006. In addition, NiSource will report a $21 million one-time, non-cash pension expense related to severed employees and employees who accept positions with IBM.

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NiSource and IBM sign agreement
to transform key business process and technology functions

“This agreement will enable NiSource to transform its business to further focus on core strengths of providing safe, reliable utility and pipeline services to our customers,” said Gary L. Neale, NiSource chairman and chief executive officer. “In addition, this agreement will enable us to access new technology and service capabilities for our company and state-of-the-art service for our customers, and re-deploy capital toward growth opportunities. Working with IBM will help us achieve our goals of delivering basic support activities while freeing us to focus on our strategic business priorities.”

“IBM will work with NiSource to apply business insight, technology expertise and global delivery capabilities to optimize business performance and create long-term economic benefits,” said Maureen Sweeny, vice president of Business Transformation Outsourcing at IBM. “In this manner, this relationship is a strong example of the type of new partnerships and on-demand business value IBM is targeting in the marketplace for Business Performance Transformation Services.”

As part of this agreement, IBM will operate a broad range of business support functions for NiSource, including processes within the human resources, finance and accounting, supply chain (procurement), customer contact, meter-to-cash (billing and collections) and information technology areas. The agreement also includes a broad array of transformational consulting services and emerging technology expertise, as well as a unique approach to governance between the two companies to rapidly drive value across a multi-process business transformation outsourcing solution. In addition, NiSource and IBM are committed to continuous improvement of levels of customer service, business efficiency and functional integration at NiSource.

Under terms of the agreement, 572 employees of NiSource are expected to become employees of IBM or its subcontractors. Another 445 positions will be eliminated by NiSource by Dec. 31, 2006, throughout the regions in which it operates as work is moved to IBM.

This long-term relationship with IBM is a key component of NiSource’s four-part plan to establish a platform for long-term, sustainable growth. NiSource is focused in 2005 on pursuing growth opportunities in its extensive natural gas pipeline and storage system, implementing regulatory and commercial initiatives in its distribution business, continuing to strengthen its balance sheet through prudent financial management, and identifying innovative ways to manage overall costs and free up additional capital for investment in its core gas and electric operations.

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NiSource and IBM sign agreement
to transform key business process and technology functions

About NiSource

NiSource Inc. (NYSE: NI), based in Merrillville, Ind., is a Fortune 500 company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.7 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available via the Internet at www.nisource.com.

About IBM Business Consulting Services

With consultants and professional staff in more than 160 countries globally, IBM Business Consulting Services is the world’s largest consulting services organization. IBM Business Consulting Services provides clients with business transformation and industry expertise, and the ability to translate that expertise into integrated, responsive, on-demand business solutions and services that deliver bottom-line business value. Over the past several years, IBM Business Consulting Services has developed industry-leading transformation consulting skills and delivery capabilities in key areas, including Human Resources, Financial Management, Customer Relationship Management and Procurement. For more information, visit www.ibm.com.

Forward-Looking Statements
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of NiSource Inc. and IBM and their respective managements. Although NiSource and IBM believe that their expectations are based on reasonable assumptions, they can give no assurance that their goals will be achieved. Readers are cautioned that the forward-looking statements in this press release are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause NiSource’s actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: weather; fluctuations in supply and demand for energy commodities; growth opportunities for NiSource’s businesses; increased competition in deregulated energy markets; the success of regulatory and commercial initiatives; dealings with third parties over whom NiSource has no control; the scope, timing and effectiveness of NiSource’s execution under the outsourcing agreement; actual operating experience of NiSource assets; the regulatory process; regulatory and legislative changes; changes in general economic, capital and commodity market conditions; and counter-party credit risk. Except for the historical information and discussions contained herein about IBM, statements contained in this release may constitute forward-looking statements about IBM within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the U.S. Securities and Exchange Commission (SEC).

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